Exhibit 4.16

Effective Date:

SERIES G CONVERTIBLE PREFERRED INCENTIVE STOCK OPTION

Granted by

Exa Corporation

Under the

2005 Series G Convertible Preferred Stock Incentive Plan

For valuable consideration, the receipt of which is hereby acknowledged, Exa Corporation, a Delaware corporation (hereinafter together with its subsidiaries, where the context permits, referred to as the “Company”), hereby grants to the Holder named in Schedule A attached hereto the following Incentive Stock Option (the “Option”):

Section 1. Grant of Option. Subject to the terms and conditions hereinafter set forth, the Holder is hereby given the right to purchase from the Company shares of the Company’s Series G Convertible Preferred Stock, $.001 par value (the “Series G Stock”). Schedule A attached hereto and hereby incorporated herein sets forth, with respect to this Option, (i) its expiration date, (ii) its exercise price per share, (iii) the maximum number of shares that the Holder may purchase upon exercise hereof, and (iv) the vesting schedule. It also sets forth applicable conditions that the Company may wish to incorporate herein. This Option shall terminate in all respects, and all rights and options to purchase shares hereunder shall terminate, ten years from the Effective Date set forth above. The right to purchase shares hereunder shall be cumulative.

Section 2. Exercise of Option. Each Option hereunder may be exercised only to the extent such Option has vested pursuant to the terms of Section 1. Purchase of any shares hereunder shall be made by delivery to the Company of a written notice of exercise specifying the number of shares with respect to which the Option is to be exercised and the address to which the certificate representing such shares is to be mailed, accompanied by:

(i) cash, certified or bank check or postal money order payable to the order of the Company for an amount equal to the Option price of such shares;

(ii) with the consent of the Company, shares of Series G Stock of the Company having a fair market value equal to or less than the Option price of such shares and shall be accompanied by cash or a certified or bank check or postal money order in an amount equal to the difference, if any, between the Option price of such shares and the fair market value of such shares;

(iii) with the consent of the Company, a personal recourse note issued by the Holder to the Company in a principal amount equal to such aggregate exercise price and with such other terms, including interest rate and maturity, as the Company may determine in its discretion, provided that the interest rate borne by such note shall not be less than the lowest applicable federal rate, as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended;

(iv) with the consent of the Company, instructions to reduce the number of shares otherwise issuable to the Holder upon the exercise of the Option by a number of shares of Series G Stock having a fair market equal to the aggregate exercise price; or

(v) with the consent of the Company, a combination of (i), (ii), (iii) and/or (iv).

For the purpose of the foregoing, the fair market value of the shares of Series G Stock which may be delivered to the Company upon exercise of the Option shall be determined in accordance with procedures adopted by Board.

Section 3. Conditions and Limitations. As a condition precedent to any exercise of this Option, the Holder (or if any other individual or individuals are exercising this Option, such individual or individuals) shall deliver to the Company an investment letter in form and substance satisfactory to the Company and its counsel which shall contain among other things a statement in writing to the following effects (to the extent then applicable): (i) that the Option is then being exercised for the account of the Holder and only with a view to investment in, and not for, in connection with or with a view to the disposition of, the shares with respect to which the Option is then being exercised; (ii) that the Holder acknowledges that the rights of first refusal and repurchase set forth in Section 9 hereof apply to such shares; (iii) that the Holder has been advised that Rule 144 of the Securities and Exchange Commission (the “Commission”), which permits the resale, subject to various terms and conditions, of small amounts of “restricted securities” (as therein defined) after they have been held for one year, does not now apply to the Company because the Company is not now required to file, and does not file, current reports under the Securities Exchange Act of 1934 (the “Exchange Act”), nor is there publicly available information concerning the Company substantially equivalent to that which would be available if the Company were required to file such reports; (iv) that the Holder understands that there is no assurance that the Company will ever become a reporting company under the Exchange Act and that the Company has no obligation to the Holder to do so; (v) that the Holder and Holder’s representatives have fully investigated the Company and the business and financial conditions concerning it and have knowledge of the Company’s then current corporate activities and financial condition; and (vi) that the Holder believes that the nature and amount of the shares being purchased are consistent with Holder’s investment objectives, abilities and resources. The restrictions imposed by this Section and any investment representation made pursuant to this Section shall be inoperative upon the registration with the Commission of the stock subject to this Option or acquired through the exercise of this Option.

The Holder also agrees for a period of up to 180 days from the effective date of any registration of securities of the Company under the Securities Act of 1933, as amended (the “Securities Act”), upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares issued pursuant to the exercise of this Option, without the prior written consent of the Company and such underwriters.

Section 4. Delivery of Shares. Within a reasonable time following the receipt by the Company of the written notice and payment of the Option price for the shares to be purchased thereunder and, if applicable, the investment letter referred to in Section 3, the Company will deliver or cause to be delivered to the Holder (or if any other individual or individuals are exercising this , to such individual or individuals) at the address specified pursuant to Section 2 hereof a certificate or certificates for the number of shares with respect to which the Option is then being exercised, registered in the name of the Holder (or the name or names of the individual or individuals exercising the Option, either alone or jointly with another person or persons with rights of survivorship, as the individual or individuals exercising the Option shall prescribe in writing to the Company); provided, however, that such delivery shall be deemed effected for all purposes when a stock transfer agent shall have deposited such certificate or certificates in the United States mail, addressed to the Holder (or such individual or individuals) at the address so specified; and provided further that if any law, regulation or order of the Commission or other body having jurisdiction in the premises shall require the Company or the Holder (or the individual or individuals exercising this Option) to take any action in connection with the sale of the shares then being purchased, then, subject to the other provisions of this paragraph, the date on which such sale shall be deemed to have occurred and the date for the delivery of the certificates for such shares shall be extended for the period necessary to take and complete such action, it being understood that the Company shall have no obligation to take and complete any such action.

Section 5. Adjustments Upon Changes in Capitalization. The existence of this Option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Series G Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Series G Stock outstanding, without receiving compensation therefor in money, services or property, then the number, class, and per share price of shares of stock subject to this Option shall be appropriately adjusted in such a manner as to entitle the Holder to receive upon exercise of this Option, for the same aggregate cash consideration, the same total number and class of shares that the owner of an equal number of outstanding shares of Series G Stock would own as a result of the event requiring the adjustment.

Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Series G Stock then subject to this Option.

Section 6. Effect of Certain Transactions. If the Company is a party to a merger or reorganization with one or more other corporations, whether or not the Company is the surviving or resulting corporation, or if the Company consolidates with or into one or more other corporations, or if the Company is liquidated or sells or otherwise disposes of substantially all of its assets to another corporation (each hereinafter referred to as a “Transaction”), in any case while this Option remains outstanding:

(i) after the effective date of such Transaction this Option shall remain outstanding and shall be exercisable in shares of Series G Stock or, if applicable, shares of such stock or other securities, cash or property as the holders of shares of Series G Stock received pursuant to the terms of such Transaction;

(ii) the Board may accelerate the time for exercise of this Option, so that from and after a date prior to the effective date of such Transaction this Option shall be exercisable in full;

(iii) this Option may be cancelled by the Board as of the effective date of the Transaction, provided that (a) notice of such cancellation shall have been given to the Holder and (b) the Holder shall have the right to exercise this Option to the extent the same is then exercisable or, if the Board shall have accelerated the time for exercise of this Option, in full during the thirty-day period preceding the effective date of the Transaction; or

(iv) in the event of a Transaction under the terms of which holders of Series G Stock of the Company receive upon consummation thereof a cash payment for each share surrendered (the “Transaction Price”), the Holder shall be provided a cash payment equal to the difference between (a) the Transaction Price times the number of shares of Series G Stock subject to this Option (to the extent the exercise price is not in excess of the Transaction Price) and (b) the aggregate exercise price of all such shares of Series G Stock subject to this Option, in exchange for the termination of this Option.

Section 7. Rights of Holder. No person shall, by virtue of the granting of this Option to the Holder, be deemed to be a holder of any shares purchasable under this Option or to be entitled to the rights or privileges of a holder of such shares unless and until this Option has been exercised with respect to such shares and they have been issued pursuant to that exercise of this Option.

The granting of this Option shall not impose upon the Company any obligations to employ or to continue to employ the Holder; and the right of the Company to terminate the employment of the Holder shall not be diminished or affected by reason of the fact that this Option has been granted to the Holder.

Nothing herein contained shall impose any obligation upon the Holder to exercise this Option.

Although this Option is intended to qualify as an incentive stock option under the Internal Revenue Code of 1986, the Company makes no representation as to the tax treatment to the Holder upon receipt or exercise of this Option or sale or other disposition of the shares covered by this Option.

At all times while any portion of this Option is outstanding, the Company shall: reserve and keep available, out of shares of its authorized and unissued stock or reacquired shares, a sufficient number of shares of its Series G Stock to satisfy the requirements of this Option; comply with the terms of this Option promptly upon exercise of the Option rights; and pay all fees or expenses necessarily incurred by the Company in connection with the issuance and delivery of shares pursuant to the exercise of this Option.

Section 8. Transfer and Termination. This Option is not transferable by the Holder otherwise than by will or the laws of descent and distribution.

This Option is exercisable, during the Holder’s lifetime, only by him, and by him only while he is an employee of the Company, except that in the event that the Holder’s employment with the Company terminates for any reason other than death, disability or termination for cause, the Holder shall have the right to exercise this Option within a period of sixty days after said termination (but not later than the expiration date of this Option) with respect to the shares which were vested at the time of such termination of employment. An employment relationship between the Company and the Holder shall be deemed to exist, for purposes of this Option, during any period in which the Holder is employed in any capacity by the Company or any subsidiary of the Company.

In the event of the permanent and total disability or the death of the Holder prior to termination of the Holder’s employment with the Company or a parent or subsidiary of the Company and before the date of expiration of this Option, the Holder, or in the event of death, his executors, administrators, heirs or legatees, as the case may be, shall have the right to exercise this Option at any time within one year after said disability or death (but not after the termination date of this Option) with respect to the shares which were vested at the date of his disability or death. The Holder shall be considered permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months.

If the Holder’s employment with the Company is terminated by the Company for Cause, this Option shall immediately terminate and shall thereafter be of no further force and effect. The term “cause” shall mean (a) any material breach by the Holder of any agreement to which the Holder and the Company are both parties, (b) any act (other than retirement) or omission to act by the Holder which may have a material and adverse effect on the Company’s business or on the Holder’s ability to perform services for the Company, including, without limitation, the commission of any crime (other than minor traffic violations), or (c) any material misconduct or material neglect of duties by the Holder in connection with the business or affairs of the Company or any Parent, Subsidiary or affiliate of the Company. The Board shall have sole authority and discretion to determine whether the Holder’s employment has been terminated for Cause.

Section 9. Right of First Refusal. Prior to the effective date of a registration statement under the Securities Act of 1933 covering any shares of the Company’s capital stock and until such time as the Company shall have affected a public offering of any shares of its capital stock, in the event that, at any time when the Holder (which term for purposes of this Section 9 shall mean the Holder and his executors, administrators and any other person to whom this may be transferred by will or the laws of descent and distribution) is permitted to do so, the Holder desires to sell, assign or otherwise transfer any of the shares issued upon the exercise of this Option, the Holder shall first offer such shares to the Company by giving written notice of the Holder’s desire so to sell, assign or transfer such shares. The notice shall state the number of shares offered, the name of the person or persons to whom it is proposed to sell, assign or transfer such shares and the price at which such shares are intended to be sold, assigned or transferred. Such notice shall constitute an offer to the Company for the Company to purchase the number of shares set forth in the notice at a price per share equal to the price stated therein. The Company may accept the offer as to all, but not less than all, such shares by notifying the Holder in writing within 30 days after receipt of such notice of its acceptance of the offer. If the offer is accepted, the Company shall have 60 days within which to purchase the offered shares at a price per share as aforesaid. If within the applicable time periods the Holder does not receive notice of the Company’s intention to purchase the offered shares, or if payment in full of the purchase price is not made by the Company, the offer shall be deemed to have been rejected and the Holder may transfer title to such shares within 90 days from the date of the Holder’s written notice to the Company of the Holder’s intention to sell, but such transfer shall be made only to the proposed transferee and at the proposed price as stated in such notice and after compliance with any other provisions of this Option applicable to the transfer of such shares. Shares that are so transferred to such transferee shall remain subject to the rights of the Company set forth in this Section 9. No sale, assignment, pledge or transfer of any of the shares covered by this Option shall be effective or given effect on the books of the Company unless all of the applicable provisions of this Section 9 have been duly complied with, and the Company may inscribe on the face of any certificate representing any of such shares a legend referring to the provisions of this Section. If any transfer of shares is made or attempted in violation of the foregoing restrictions, or if shares are not offered to the Company as required hereby, the Company shall have the right to purchase such shares from the owner thereof or his transferee at any time before or after the transfer, as herein provided. In addition to any other legal or equitable remedies which it may have, the Company may enforce its rights by actions for specific performance (to the extent permitted by law) and may refuse to recognize any transferee as one of its stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until all applicable provisions hereof have been complied with.

For purposes of the Right of First Refusal pursuant to this Section 9, the term “shares” shall mean any and all new, substituted or additional securities or other property issued to the Holder, by reason of his ownership of Series G Stock pursuant to the exercise of this Option , in connection with any stock dividend, liquidating dividend, stock split or other change in the character or amount of any of the outstanding securities of the Company, or any consolidation, merger or sale of all or substantially all of the assets of the Company.

Any certificate representing shares of stock subject to the provisions of this Section 9 may have endorsed thereon one or more legends, substantially as follows:

(i)	“Any disposition of any interest in the securities represented by this certificate is subject to restrictions, and the securities represented by this certificate are subject to certain options, contained in a certain agreement between the record holder hereof and the Company, a copy of which will be mailed to any holder of this certificate without charge upon receipt by the Company of a written request therefor.”

(ii)	“The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any state and may not be pledged, hypothecated, sold or otherwise transferred except upon such registration or upon receipt by the Company of an opinion of counsel satisfactory to the Company, in form and substance satisfactory to the Company, that such registration is not required.”

The restrictions imposed by this Section 9 shall terminate in all respects upon the effective date of a registration statement under the 1933 Act covering any shares of the Company’s capital stock.

Section 10. Notice. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered to the office of the Company, Three Burlington Woods Drive, Burlington, MA 01803, attention of the president, or such other address as the Company may hereafter designate.

Any notice to be given to the Holder hereunder shall be deemed sufficient if addressed to and delivered in person to the Holder at his address furnished to the Company or when deposited in the mail, postage prepaid, addressed to the Holder at such address.

Section 11. Notification of Disqualifying Disposition. The Holder agrees to notify the Company in writing immediately after making a Disqualifying Disposition of any shares of Series G Stock received pursuant to the exercise of this Option. The Holder also agrees to provide the Company with any information that the Company shall request concerning any such Disqualifying Disposition.

A “Disqualifying Disposition” shall have the meaning specified in Sections 421(b) and 424(c) of the Internal Revenue Code of 1986, as amended, or any successor provision; as of the date of grant of this Option a Disqualifying Disposition is any disposition (including any sale) of such shares before the later of (a) the second anniversary of the date of grant of this Option and (b) the first anniversary of the date on which the Holder acquired such shares by exercising this Option, provided that such holding period requirements terminate upon the death of the Holder.

The Holder acknowledges that he or she will forfeit the favorable income tax treatment otherwise available with respect to the exercise of this Option if he or she makes a Disqualifying Disposition of shares received upon exercise of this Option.

Section 12. Government and Other Regulations; Governing Law. This Option is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Holder agrees that he will not exercise the Option granted hereby nor will the Company be obligated to issue any shares of stock hereunder if the exercise thereof or the issuance of such shares, as the case may be, would constitute a violation by the Holder or the Company of any such law, regulation or order or any provision thereof. Without limiting the generality of the foregoing, the Company shall not be obligated to issue any such shares if in the Company’s sole judgment to do so would cause the Company or such issue not to be in compliance with the requirements of Rule 504 promulgated under the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of this Option or the issuance of shares pursuant hereto to comply with any such law, regulation, order or provision.

This Option is and shall be subject in every respect to the provisions of the Company’s 2005 Series G Convertible Preferred Stock Incentive Plan, as amended from time to time, which is incorporated herein by reference and made a part hereof. The Holder hereby accepts this Option subject to all the terms and provisions of the Plan and agrees that (a) in the event of any conflict between the terms hereof and those of the Plan, the latter shall prevail, and (b) all decisions under and interpretations of the Plan by the Committee or the Board shall be final, binding and conclusive upon the Holder and his heirs and legal representatives.

This Option shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 13. Effective Date. This Option shall be effective on the Effective Date set forth on page 1 hereof.

IN WITNESS WHEREOF, the parties have executed this Option, or caused this Option to be executed, as of the Effective Date.

Exa Corporation

By:

Acknowledged and accepted:

Holder

SCHEDULE A

Exa Corporation

Incentive Stock Option Granted Under the

2005 Series G Convertible Preferred Stock Incentive Plan

1.	Name of Holder:

2.	Date of Grant:

3.	Maximum Number of shares for which this Option is exercisable:

4.	Exercise (purchase) price per share:

5.	Expiration Date of Option:

6.	Vesting Schedule:

7.	All shares purchased upon exercise of this Option are subject to the rights of the Company to repurchase such shares as set forth in Section 9 of the Option, to the lockup agreement set forth in Section 3 of the Option and to the other terms of the Option and Plan.

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